Exhibit 99.1

Press Release

iStar Reports Second Quarter 2022 Results

NEW YORK, August 4, 2022

iStar Inc. (NYSE: STAR) today reported results for the second quarter ended June 30, 2022.

Highlights for the quarter include:

o	Net income (loss) of ($138.5) million or ($1.70) per diluted common share
o	Adjusted earnings (loss) of ($32.4) million or ($0.42) per diluted common share
o	During the quarter, exchanged $194 million of convertible notes for 13.75 million shares of common stock and $14 million of cash, recognizing a $298 million increase to book equity, offset by a $118 million loss on early extinguishment of debt
o	$139 million of proceeds from legacy asset sales and loan repayments
o	Safehold closed $381 million[1] of new originations, bringing Safehold’s total aggregate portfolio to $5.9 billion and total UCA to approximately $9.9 billion

“iStar made considerable progress in the second quarter, simplifying our balance sheet and continuing to help scale Safehold and our ground lease-adjacent businesses,” said Jay Sugarman, Chairman and Chief Executive Officer. “We remain focused on executing on our strategic plan and capturing value for iStar’s shareholders.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1 Investments in Q2 ‘22 include $43m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	877.226.8189
International:	409.207.6980
Access Code:	1179627

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on August 4, 2022 through 12:00 a.m. ET on August 18, 2022 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	6846235

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com